PRESS RELEASE                                FOR IMMEDIATE RELEASE
FIRST SOUTH BANK                             For More Information Contact:
October 29, 2003                             Bill Wall or Tom Vann
                                             (252-946-4178)

                 FIRST SOUTH BANK ANNOUNCES AGREEMENT TO ACQUIRE
                  TWO BRANCH OFFICES OF CENTRAL CAROLINA BANK,
                     A DIVISION OF NATIONAL BANK OF COMMERCE

Washington, North Carolina - First South Bank

First South Bank, wholly owned subsidiary of First South Bancorp,  Inc. (Nasdaq:
FSBK), announced today that it has reached an agreement with Central Carolina Bank, a Division of National Bank of Commerce, for First South Bank to acquire the Central Carolina Bank's branch offices located in Greenville, North Carolina and New Bern, North Carolina.

Under terms of the agreement, First South Bank will assume the deposits of the Central Carolina Bank branch offices and purchase certain other assets, subject to regulatory approval and certain other conditions. The deposits of these branch offices totaled approximately $17.0 million at September 30, 2003. The two Central Carolina Bank branch offices are expected to become branch offices of First South Bank, and the purchase transaction is expected to be completed in the first quarter of 2004.

On announcing this purchase transaction, Tom Vann, President and Chief Executive Officer of First South Bank, stated, "This acquisition represents a continuation of the growth of our existing branch office network. We look forward to offering the services of First South Bank to the customers of these branch offices and welcome them to the First South Bank family."

At  September  30,  2003,  First  South  Bancorp,   Inc.  had  total  assets  of
approximately $653.7 million, deposits of approximately $575.6 million and stockholders' equity of approximately $52.4 million (unaudited).

First South Bank has been serving the citizens of North Carolina since 1902 and offers a variety of financial products and services, including a Leasing Company and securities brokerage services through an affiliation with a broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has twenty-three full service branch offices located throughout eastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(Nasdaq: FSBK)